UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 23, 2004

Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-12666 (Commission File No.)	87-0458888 (I.R.S. Employer Identification No.)

2500 Wilcrest, 5th Floor, Houston, Texas 77042
(Address of principal executive offices and zip code)

(713) 780-4754
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Item 4. Changes in Registrant's Certifying Accountant

  (a)
  On April 22, 2004, Isolagen, Inc. (the "Company") engaged BDO Seidman LLP ("BDO") as the Company's independent accountants to audit the Company's consolidated financial statements for the year ending December 31, 2004. Pannell Kerr Forster of Texas, P.C. ("PKF Texas"), who had been engaged as the Company's principal independent accountants since 2001, was dismissed on such date. BDO will also perform a review of the unaudited condensed quarterly financial statements to be included in the Company's quarterly reports on Form 10-Q beginning with the March 31, 2004 Form 10-Q.

  (b)
  The decision to change the Company's independent accountants from PKF Texas to BDO was made by the Audit Committee of the Company's Board of Directors.

  (c)
  PKF Texas's reports on the Company's consolidated financial statements during the two-year period ended December 31, 2003 did not contain an adverse opinion or disclaimer opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

  (d)
  During the two-year period ended December 31, 2003, and the subsequent interim period preceding such dismissal, the Company did not have any disagreements with PKF Texas on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKF Texas, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

  (e)
  During the two-year period ended December 31, 2003 and the subsequent interim period preceding such dismissal, there were no "reportable events" (as hereinafter defined) requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K. As used herein, the term "reportable event" means any of the items listed in paragraphs (a) (1) (v) (A)-(D) of Item 304 of Regulation S-K.

  (f)
  During the two-year period ended December 31, 2003 and the subsequent interim period prior to BDO's engagement, neither the Company nor anyone on its behalf consulted BDO regarding either the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, nor has BDO provided to the Company a written report or oral advise regarding such principles or audit opinion.

  (g)
  The Company has requested that PKF Texas furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of the letter from PKF dated April 23, 2004 is filed as Exhibit 16 to this Form 8-K.

Item 5. Other Events and Regulation FD Disclosure

Changes in the Board membership

        Mr. E. Ashley Smith, a member of the Audit and Compensation Committees of the Board of Directors of the Company (the "Board"), respectively, resigned effective as of January 8, 2004. The Board appointed Mr. Henry Y.L. Toh to fill in the vacancy created by Mr. Smith's resignation effective as of the same date. Mr. Toh was appointed to the Audit, Compensation and Governance Committees of the Board, respectively. Mr. Toh is currently serving as a director with four other publicly traded companies: since 2001, as a director of Teletouch Communications Inc., an AMEX listed company; since 1992, as an officer and director of Acceris Communications Inc. (a publicly held Voice over IP Company); since December 1998 to the present, as a director of National Auto Credit, Inc. (a specialized finance and entertainment company); from 2002 to February 2004, as a director of Bigmar, Inc., a Swiss pharmaceuticals company and since March 2004, as a director of Crown Financial Group, Inc. (a registered broker-dealer). He has also served since 1992 as an officer and director of Four M International, Inc., a privately held offshore investment entity. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in International Taxation and Mergers and Acquisitions. Mr. Toh is a graduate of Rice University.

        In addition, Mr. Michael Avignon resigned as a director of the Company effective as of March 18, 2004 and Dr. William Boss resigned as a director of the Company effective as of April 19, 2004.

        The Board appointed Mr. Marshall G. Webb to fill the vacancy created by Dr. Boss's resignation. Mr. Webb was appointed to the Board of Directors effective April 27, 2004. Mr. Webb is President of Polaris Group, an advisory firm he founded in January 1999, to provide financial consulting and merger & acquisition services to public and private companies. Since February 2003 he also serves as Chief Executive Officer of HWIGroup, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. Mr. Webb founded and led the IPO of BrightStar Information Technology Group, Inc., a global provider of IT solutions to government and business, and served as its CEO and director from 1997 through 1998. Mr. Webb has more than seven years healthcare industry experience as an owner and President of a company providing outsourced human capital solutions to private, not-for-profit, and government operated healthcare facilities throughout the United States. Since 2001 he has served as a director of Teletouch Communications, Inc. (an AMEX listed company) and is a member of its Audit and Compensation committees. He is the Audit Committee's designated "financial expert" as that term is defined in Section 407 of the Sarbanes-Oxley Act of 2002 and under the federal securities laws. Mr. Webb was appointed to the Board of Directors of Omni Energy Services Corp. (a NasdaqNM listed company) in February 2004, and serves on its Audit Committee. Mr. Webb attended Southern Methodist University, is a Certified Public Accountant, and began his career with Peat, Marwick, Mitchell & Co.

Item 7. Financial Statements and Exhibits

  (c)
  Exhibits

  16.
  Letter from Pannell Kerr Forster of Texas, P.C. dated April 23, 2004 pursuant to Item 304 (a) (3) of Regulation S-K, regarding change in certifying accountant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 23, 2004	By:	/s/ JEFFREY W. TOMZ Name: Jeffrey W. Tomz Title: Chief Financial Officer